Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

INTERMEDIARY DISTRIBUTION AGREEMENT

This Intermediary Distribution Agreement (the “Agreement”) is effective as of the 16th day of April 2020 (the “Effective Date”) by and between Chongqing Pioneer Pharma Holdings Limited, with its principal place of business at No. 15, Lane 88 Wuwei Road, Putuo, Shanghai, China (“Pioneer”) and NovaBay Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 2000 Powell Street, Suite 1150 Emeryville, CA 94608 (“NovaBay”), for the purpose of defining the rights and duties of the parties in connection with the distribution by NovaBay of the Product (as defined in the Agreement).

WITNESSETH:

WHEREAS, NovaBay is engaged in the business of developing and commercializing certain therapeutic products and has experience in the marketing, sale and servicing of medical supplies, medical devices and pharmaceutical products;

WHEREAS, Shenzhen Microprofit Biotech Co., Ltd. (“Microprofit”) has developed and owns all rights to the Product;

WHEREAS, as a business partner with and an investor in NovaBay, Pioneer introduced NovaBay to Microprofit, and pursuant to a certain International Distribution Agreement, dated April 16, 2020, between NovaBay and Microprofit (the “Microprofit Agreement”), Microprofit will authorize NovaBay to act as its exclusive distributor of the Product in the Territory (as defined herein and in the Microprofit Agreement);

WHEREAS, in connection with the relationship between Microprofit and NovaBay, pursuant to this Agreement, Pioneer will serve as an intermediary purchasing the Product from and through Microprofit and selling such Product exclusively to NovaBay;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.     Definitions. As used in this Agreement, the terms defined below when capitalized shall have the following meanings:

1.1     “Applicable Laws” means all laws, ordinances, rules and regulations of any governmental entity or Regulatory Authority that apply to the Distribution, development and commercialization of Product in the Territory and the activities contemplated under this Agreement, including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act.

1.2     “Customer” means any customer of the Product solicited by NovaBay and any NovaBay third party subdistributors within the Territory.

1.3      “Distribute” means to sell, distribute, market, promote, solicit orders for and provide services in connection with the Product. “Distributed” and “Distribution” have correlative meanings.

1.4     “Gross Sales” means the aggregate amount of sales of the Product realized by NovaBay and any NovaBay third party subdistributors from the Customers.

1.5     “Order” means a written description of the amount of Product, timing of delivery and any other appropriate details to convey NovaBay’s desire to purchase the Product, conforming to the requirements of this Agreement that is sent to Pioneer by mail, email, facsimile or similar means.

1.6     “Product” means Microprofit’s proprietary product of SARS-CoV-2 IgG and IgM Antibody Combined Test Kits as currently developed for commercial sale abroad under the name “fluorecare”, as sold to Pioneer by Microprofit.

1.7     “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by the relevant Regulatory Authority (defined below), including, but not limited to, approval of the Product by the U.S. Food and Drug Administration and approval, if any, to obtain permission to commence marketing and sales of the Product in the Territory (excluding any pricing or reimbursement approval).

1.8     “Regulatory Authority” means, in relation the Territory, any regulatory agency, department, bureau or other governmental entity involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of the Product, including, but not limited to, the U.S. Food and Drug Administration.

1.9     “Territory” means all fifty states in the United States of America, the District of Columbia and the U.S. territories (including Puerto Rico, Guam and the Virgin Islands).

2.     Appointment and Acceptance.

2.1     Grant of Distribution Rights. Subject to the terms and conditions of this Agreement, Pioneer grants to NovaBay, and NovaBay accepts, an exclusive right to Distribute in the Territory all Products sold by Microprofit to Pioneer.

2.2     No Distribution Before Approval. NovaBay shall be under no obligation to and shall not Distribute the Product in the Territory unless and until the Product has received all Regulatory Approvals.

2.3     No Conflicts. NovaBay represents and warrants to Pioneer that it does not currently Distribute any products that directly compete with the Product (“Competing Products”). NovaBay agrees that, during the Term (as defined in Section 13.1) and to the extent permitted under Applicable Law, it will not Distribute any Competing Product in the Territory without Pioneer’s prior written approval and Pioneer shall be the only supplier of the Product to NovaBay. If NovaBay Distributes products in the Territory that are Competing Products, such Distribution will be considered a breach of this Agreement and Pioneer shall have the right to convert this Agreement to a non-exclusive arrangement, in each case without prejudice to any rights or remedies available to Pioneer under Applicable Law.

3.     Ordering, Delivery, and Acceptance.

3.1     Annual Minimums. During the Term, NovaBay shall purchase no less than [***] units of the Product in every twelve (12) month period after all necessary Regulatory Approvals of the Product have been approved; provided, however that NovaBay shall not be responsible for the purchase of any minimum requirements of the Product if Microprofit is unable to manufacture, produce and sell such Products to Pioneer.

3.2     Forecasts. By the 15th day of each month starting with the first full month after all Regulatory Approvals are received, NovaBay shall provide Pioneer with its best, good faith rolling forecast of the number of Products that NovaBay expects to order from Pioneer under this Agreement in the immediately succeeding three (3) month period (each, a “Forecast”). Each Forecast shall be provided in writing, in such form as Pioneer commercially reasonably requires. NovaBay shall use commercially reasonable efforts to ensure that its Forecasts are as accurate as possible and its Orders do not significantly deviate from the Forecasts, except to the extent there are changes not within NovaBay’s control.

3.3     Orders. Orders for Products by NovaBay shall be placed with Pioneer at least ten (10) calendar days prior to the requested date of receipt of such Products. All Orders must, at a minimum, include quantity of Product ordered, the applicable Price (as defined below in Section 4.1), requested delivery date(s), any export/import information as well as such other information Pioneer may reasonably request from time to time to enable Pioneer to fill the Order. NovaBay shall order the Product in increments of one hundred (100).

3.3.1     Acceptance, Suspension and Cancellation. No Orders are binding upon Pioneer unless accepted by Pioneer in writing; provided, that Pioneer will use commercially reasonable efforts to procure the Product from Microprofit. Pioneer may accept or reject any Order, in whole or in part, in its sole discretion. Once accepted by Pioneer, NovaBay may cancel or reschedule Orders for the Product only with Pioneer’s prior written approval.

3.3.2     Order Terms. NovaBay may use its standard purchase order form to order the Product; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on NovaBay’s Orders, acknowledgment or other document related to the purchase and sale of the Products and Pioneer hereby expressly rejects any terms in any Order that are different from, in conflict with or in addition to the terms and conditions hereof. It is the intention of both parties hereto that the acceptance, even in writing, of any such purchase or sales document does not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a written amendment in the form required by Section 18.1.

3.4     Delivery. All Products delivered pursuant to this Agreement shall be suitably packed for shipment, marked for shipment, and delivered to a common carrier and shipped FCA (if shipment by air) point of shipment (e.g. airport of dispatch) in the People’s Republic of China as identified by Pioneer, at which time title to the Product and risk of loss and damage shall pass to NovaBay. The dispatch place shall be at          in Mainland China. Pioneer shall provide all necessary documentation, as may be reasonably requested by NovaBay, in regards to the shipment of the Product. Unless NovaBay instructs Pioneer in writing to select the carrier, NovaBay shall select the carrier. NovaBay shall, at its own cost and expenses, be responsible for the carriage and insurance of Products from the country of manufacture to the point of entry of the Territory. NovaBay shall also bear all applicable taxes, duties and similar charges that may be assessed against the Product after delivery to the point of entry of the Territory.

3.5     Return Authorizations. All Products shall be deemed irrevocably accepted by NovaBay upon receipt.

3.6     Inventory. Pioneer shall stock and maintain an adequate inventory of the Product to satisfy commercially reasonable demand for such Product, so as to avoid any backorder of NovaBay’s Orders.

4.     Prices and Payment Terms.

4.1     Product Payments. NovaBay shall pay Pioneer $[***] for one unit of the Product (e.g., one test kit) (the “Price”). Prior to each shipment of Products, Pioneer will submit an invoice to NovaBay and NovaBay shall pay by wire transfer of 100% of the invoiced amount before the delivery of the Product. The difference in the Price paid by NovaBay hereunder and the selling price charged by NovaBay to Customers shall be NovaBay’s sole remuneration hereunder.

4.2     Price Reduction. Upon NovaBay’s Gross Sales of the Product being more than $[***], if ever, NovaBay shall notify Pioneer of such milestone being met and Pioneer shall reduce the Price immediately by [***]% per unit of the Product on a go-forward basis (or to $[***] per unit of the Product).

4.3     Payment Terms. All payments shall be made in U.S. Dollars in immediately available funds. A monthly interest rate of one and one-half percent (1.5%), or the maximum rate permitted by Applicable Law, whichever is lower, shall be applied to all outstanding balances not paid. All payments shall be net of bank charges and exchange commission, which shall be borne by Pioneer.

5.     Taxes. The Price is exclusive of all applicable taxes. NovaBay agrees to pay all taxes or other charges associated with the Distribution and delivery of the Products ordered, including, but not limited to, sales, use, excise, value-added and similar taxes and all customs duties, tariffs or governmental impositions, provided these are incurred in the Territory, but excluding any federal, state or local taxes on Pioneer’s net income. In the event Pioneer is required to pay any taxes or charges incurred in the Territory in connection with the delivery or distribution of Products under this Agreement, NovaBay shall reimburse Pioneer for such taxes or charges paid by Pioneer.

6.     Regulatory and Quality Assurance.

6.1     Regulatory Approvals. NovaBay will apply for all necessary Regulatory Approvals for the Product in the Territory, as the Product’s U.S. agent, and NovaBay will keep all approvals renewed and valid during the Term, as defined in Section 13.1. If NovaBay fails to achieve the Regulatory Approvals before June 30, 2020, Pioneer shall have the right to convert this Agreement to a non-exclusive arrangement, in each case without prejudice to any rights or remedies available to Pioneer under Applicable Law.

6.2     Permits. To the extent permitted under Applicable Law, NovaBay, at its own cost, shall be responsible for obtaining all government and other approvals beyond the Regulatory Approvals, including permits, registrations, licenses, exemptions, exceptions and other permissions, etc., necessary and useful to the lawful Distribution and use of the Product in the Territory, including without limitation any pricing or reimbursement approvals, import but excluding export licenses and permits (collectively, “Permits”).

6.3     Regulatory. NovaBay shall comply with all material Applicable Laws of the Territory that relate to the Distribution of the Product including, without limitation, the following requirements: (i) prior to placing the first Order for resale to a Customer, NovaBay shall hold all Regulatory Approvals and all valid Permits required for lawful Distribution of the Product; (ii) NovaBay shall maintain adequate written procedures for warehouse control and Distribution of the Product in accordance with Applicable Laws and in such a form as to enable Regulatory Authorities to trace the location of the Product; and (iii) NovaBay shall comply with Applicable Laws with regard to timely reporting of adverse events, and shall immediately (and in any event within 24 hours) notify Pioneer of any such adverse events. NovaBay shall keep a record of all Customer complaints.

7.     Audit, Books and Records. Pioneer reserves the right, upon reasonable advance notice, for it or its representatives to audit NovaBay and to reasonably inspect NovaBay’s facilities at a day and time that will minimize any business disruption to confirm compliance with the obligations of this Agreement once a year, or at a frequency which is reasonably needed by Pioneer to comply with Applicable Laws.

8.     Warranty and Disclaimers.

8.1     Limited Product Warranty. In connection with Microprofit selling the Product to Pioneer, Pioneer is entitled to certain warranties and indemnities from Microprofit as the manufacturer of the Product. Pioneer shall pass through to NovaBay and the Customers the benefits of such warranties and indemnities to the extent that Pioneer is able pursuant to any agreements between Pioneer and Microprofit, and enforce such warranties and indemnities as directed by NovaBay. To the extent permitted under Applicable Law, Pioneer provides no warranties of any kind, whether express or implied, to Customer and NovaBay shall be responsible for providing a warranty to Customers and handling Customer warranty claims and returns for allegedly non-conforming Products.

8.2     NovaBay Warranties. NovaBay warrants that its entry into this Agreement is rightful and does not violate any other Agreement to which it is a party, and its conduct in performing its obligations under this Agreement shall conform to all Applicable Laws.

8.3     Disclaimer. SUBJECT TO PIONEER’S WARRANTIES TO NOVABAY AS DESCRIBED IN SECTION 8.1, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PRODUCTS ARE PROVIDED TO NOVABAY ON AN “AS IS” BASIS AND WITHOUT WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, PIONEER DOES NOT MAKE ANY OTHER WARRANTY TO NOVABAY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCT, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS AND PIONEER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

8.4     Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY INDIRECT DAMAGES EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. WITHOUT LIMITING THE FOREGOING, PIONEERR’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY NOVABAY TO PIONEER FOR THE PRODUCT IN THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

9.     Insurance. If required by Applicable Law, appropriate, and/or the party does not otherwise have enough cash on hand to cover any breach of this Agreement, than each party shall maintain insurance with a reputable insurance company in an amount reasonably sufficient to cover all of its obligations under this Agreement. If applicable, upon each party’s request, the other party shall furnish to the first party a certificate of insurance evidencing that such insurance is in effect and each party shall notify the other party within thirty (30) days of any cancellation or material change in its insurance policy. If either party’s insurance policy required hereunder is cancelled or expires, such party shall furnish the other party a new certificate evidencing that replacement coverage is in effect.

10.     Confidential Information.

10.1     Obligation. Except for the purposes of performing its obligations and exercising its rights under this Agreement, during the Term (as defined in Section 13.1) hereof and for five (5) years thereafter, each party shall hold in confidence and not use or disclose to any third party any product, technical, marketing, financial, business or other proprietary information (“Proprietary Information”) disclosed to such party by the other. Both parties may disclose the term of this Agreement in communication with existing and potential investors, partners, acquirers, licensees, consultants, advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

10.2     Limitation. Notwithstanding the foregoing, Proprietary Information shall not include information that: (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by the disclosing party to the receiving party; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by the disclosing party to the receiving party; (iii) is in the rightful possession of the receiving party without confidentiality obligations at the time of disclosure by the disclosing party to the receiving party as shown by the receiving party’s then-contemporaneous written files and records kept in the ordinary course of business; or (iv) is obtained by the receiving party from a third party without an accompanying duty of confidentiality without a breach of such third party’s obligations of confidentiality. In the event the receiving party is legally compelled to disclose Proprietary Information of the disclosing party, the receiving party shall provide notice as soon as is reasonably practicable to the disclosing party, if legally permissible, and shall provide reasonable assistance to the disclosing party to obtain a protective order or otherwise prevent public disclosure of such Proprietary Information. If the disclosing party fails to obtain a protective order or other appropriate remedy, the receiving party will furnish only that portion of the Proprietary Information that is legally required to be disclosed. Nothing in this Section 10 shall impair either party’s compliance with any requirements of the Securities and Exchange Commission or the stock market on which such party’s securities are traded.

11.     Indemnity.

11.1     By Pioneer. Subject to Section 11.3, Pioneer shall indemnify, defend or settle and hold NovaBay and its other affiliates harmless from and against any and all liabilities, damages or expenses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any suit, claim, action or demand brought by a third party (each, a “Third Party Claim”) arising out of: (a) any breach of any of Pioneer’s representations and warranties under Section 8, or (b) the gross negligence or intentional misconduct of Pioneer or any of its agents, directors, officers or employees; in each case except to the extent such Third Party Claim is covered by NovaBay’s indemnification obligations below.

11.2     By NovaBay. Subject to Section 11.3, NovaBay shall indemnify, defend or settle and hold Pioneer and its affiliates harmless from and against any and all Losses resulting from any Third Party Claim arising out of: (a) any breach by NovaBay of its obligations, duties or responsibilities under this Agreement; (b) the gross negligence or intentional misconduct of NovaBay or any of its agents, directors, officers or employees, (c) any acts or omissions of NovaBay or its personnel in Distributing the Product; in each case except to the extent such Third Party Claim is covered by Pioneer’s indemnification obligations above.

11.3     Indemnification Procedure. To be eligible to be indemnified hereunder, the indemnified party shall provide the indemnifying party with prompt notice of the Third Party Claim giving rise to the indemnification obligation pursuant to this Section 11 and the right to control the defense (with the reasonable cooperation of the indemnified party) and settlement of any such claim; provided, however, that the indemnifying party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying party; provided that the indemnifying party shall have no obligations with respect to any Losses resulting from the indemnified party’s admission, settlement or other communication without the prior written consent of the indemnifying party.

12.     Non-Assignment. Neither party shall have the right to assign, delegate, subdivide or otherwise transfer any obligations or rights under this Agreement without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld. Any attempted assignment in violation of this Section 12 shall be null and void.

13.     Term and Termination.

13.1     Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2021 (the “Initial Term”), unless earlier terminated in accordance with the terms and conditions of this Agreement. Thereafter, the parties may mutually agree in writing to renew this Agreement for additional six-month terms (each a “Renewal Term,” and collectively with the Initial Term, the “Term”).

13.2     Termination. Either party may terminate this Agreement prior to its expiration and upon thirty (30) days prior written notice if: (a) a party breaches any material term (including any payment terms) of this Agreement and the breaching party has not cured the breach within such thirty (30) day period; (b) a party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing) or (c) the agreement between Pioneer and Microprofit is terminated.

13.3     Effect of Termination.

13.3.1     Each party shall, within thirty (30) days of the effective date of termination or expiration, either (a) return to the other party all of the other party’s Proprietary Information then in a party’s possession, custody or control or (b) certify to the other party in writing that all copies of such Proprietary Information have been destroyed.

13.3.2     To the extent permitted under Applicable Law, upon the termination of this Agreement in accordance with its terms, except for obligations incurred prior to the effective date of termination, neither party shall have any obligation to the other party, or to any employee, agent or representative of a party, for compensation (including, but not limited to, the annual minimums described in Section 3.1.) or for damages of any kind, whether on account of loss by a party, or by such employee, agent or representative of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this Section 13.3.2 shall relieve either party of any liability for willful misconduct, gross negligence, or breach of contract.

13.3.3     If proper notice of termination is given for any reason, notwithstanding any credit terms made available to NovaBay prior to that time, any shipments during the period prior to termination shall be paid for by bank transfer or by certified or cashier’s check prior to such shipment.

13.4     Survival. The provisions of Sections 6.3 and 8.1 (with respect to the Product under warranty), 8.2 (with respect to the Product under warranty), 8.4, 13.2, 13.4 and 13.5, and Sections 1 (with respect to the Product which were in NovaBay’s inventory at the time of termination of the Agreement), 10, 11, 12, 14, 15, 17 and 18 shall survive termination or expiration of this Agreement. All other provisions of this Agreement shall terminate upon any termination or expiration of this Agreement.

13.5     Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either party hereto from any obligation (including payment obligations) or liability which, at the time of such expiration or termination, has already accrued to the other party or which is attributable to a period prior to such expiration or termination, nor preclude either party from pursuing all rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

14.     Events Beyond Control. Neither party shall be liable for any failure to fulfill any term or condition of this Agreement (other than the obligation to pay) if fulfillment has been delayed, hindered or prevented by an event of force majeure including, but not limited to, any strike, lockout or other industrial dispute, acts of the elements, compliance with requirements of any governmental port or international authority, plant breakdown or failure of equipment, inability to obtain equipment, fuel, power, materials or transportation, or by any circumstances whatsoever beyond its reasonable control, including, but not limited to, demand for the Product in excess of Microprofit’s ability to produce the Product and alleged or demonstrated infringement by the Product or its use of any proprietary right of a third party. In any case, Pioneer will use commercially reasonable efforts to supply confirmed Orders to NovaBay.

15.     U.S. Foreign Corrupt Practices Act. Pioneer warrants that in the performance of its obligations under this Agreement, Pioneer will not act in any fashion or take any action which will render NovaBay liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist Pioneer or NovaBay in obtaining or retaining business. NovaBay shall have the right to immediately terminate this Agreement should Pioneer make any payment which would violate the FCPA. Pioneer shall indemnify and hold NovaBay harmless, and hereby forever releases and discharges NovaBay, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from Pioneer’s breach of this Section 15.

16.     Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to create any other relationship between the parties. Neither party shall have any right, power, or authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other.

17.     Notice. All notices issued or served under this Agreement shall be in writing and shall be deemed to have been sufficiently given if transmitted by facsimile (receipt verified), email (receipt verified) or by express courier service (signature required) or seven (7) days after it was sent by registered letter. All notices shall be sent to the following, except as otherwise specified by either party in writing:

NovaBay:	Pioneer:
NovaBay Pharmaceuticals, Inc. 2000 Powell Street, Suite 1150 Emeryville, CA 94608 United States Attention: [***] Phone: [***] Email: [***]	Chongquing Pioneer Pharma Holdings Limited No. 15, Lane 88 Wuwei Road Putuo, Shanghai, China Attention: [***] Phone: [***] Email: [***]

18.     Miscellaneous.

18.1     Waiver; Amendment. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights unless evidenced in writing and signed for on behalf of both parties. Any modification or amendment of, or addition to, the terms of this Agreement shall not be effective unless in a writing conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend this Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

18.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

18.3     Severability. The provisions of this Agreement under which the liability of the parties is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under Applicable Laws in the Territory, unless the illegality or invalidity is cured under the Applicable Laws of the Territory by the fact that the law of State of New York governs this Agreement. Subject to the foregoing, if any provision of this Agreement is held to be void, invalid or unenforceable, the same shall be reformed to give the fullest effect to the intention of the parties when executing this Agreement while complying with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

18.4     Dispute Resolution. In the event of any dispute, controversy or claim between the parties hereto arising out of this Agreement, the parties agree to attempt to resolve such dispute in good faith through direct negotiations for a period of thirty (30) days. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement which cannot be resolved through direct negotiations shall be settled by binding arbitration in accordance with and subject to the then applicable rules (“Rules”) of the Shanghai International Arbitration Centre (“SHIAC”) and such arbitration shall be administered by SHIAC with a single arbitrator selected from a list of arbitrators proposed by SHIAC in accordance with the Rules. The arbitrator shall allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, efficient and cost-effective resolution of disputes. The costs of the arbitration including the arbitrators’ fees shall be shared equally by the parties. Each party shall bear its own costs, including attorney’s and witness’ fees, incurred in connection with the arbitration. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow. Unless otherwise mutually agreed to by the parties, in the event NovaBay initiates such arbitration, such arbitration shall take place in Hong Kong, China, and in the event Pioneer initiates such arbitration, such arbitration shall take place in San Francisco, California. Any arbitration under this Agreement shall be conducted in English, regardless of the location for such arbitration.

18.5     Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

18.6     Currency. All amounts specified in this Agreement are in United States Dollars, and all payments by one party to the other party under this Agreement shall be paid in United States Dollars.

18.7     Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

18.8     Registrations. If this Agreement is required to be registered with any governmental authority in the Territory, NovaBay shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

18.9     Compliance with Applicable Law. The parties shall each comply with all Applicable Laws in performing its duties hereunder.

18.10     Entire Agreement. This Agreement, and all exhibits attached hereto, constitute the entire understanding and contract between the parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, to the extent the terms and conditions of this Agreement conflict with the terms and conditions of any exhibit, the terms and conditions of this Agreement shall govern. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

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THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE AGREED TO AND ACCEPTED BY:

Chongqing Pioneer Pharma Holdings Limited		NovaBay Pharmaceuticals, Inc.

Name:	Luo Chunyi	Name:	Justin Hall
Title:	CEO	Title:	CEO
Signature:	/s/ Luo Chunyi	Signature:	/s/ Justin Hall
Date:	April 15, 2020	Date:	April 14, 2020